Exhibit 2.1

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement, dated as of February 23, 2015, (this “Agreement”) by and among Axiom Corp., a Colorado corporation (“Axiom”), and the controlling shareholder of Axiom Corp., set forth on Schedule I hereto (the “Axiom Controlling Shareholder”), and PaperNuts Corporation, a corporation established under the laws of the Province of Ontario, Canada, (“PaperNuts”), and the shareholders of PaperNuts  set forth on Schedule II hereto (the “PaperNuts Shareholders”) who have executed this Agreement.  For purposes of this Agreement, Axiom, the Axiom Controlling Shareholder, PaperNuts, and the PaperNuts Shareholders are sometimes collectively referred to as the “Parties” and individually as a “Party.”

WHEREAS, the PaperNuts Shareholders own One Million Two Hundred Twenty Thousand One Hundred Sixty Five (1,220,165) common shares in the capital stock of PaperNuts, which represents all of PaperNuts common shares outstanding immediately prior to the closing on a non-diluted basis (such shares being hereinafter referred to as the “PaperNuts Shares”); and

WHEREAS, (i) the PaperNuts Shareholders and PaperNuts believe it is in their respective best interests for the PaperNuts Shareholders to exchange each one (1) PaperNuts Share held by them for 42.617187019 Axiom Shares, which would result in the issuance of up to Fifty Two Million (52,000,000) shares of common stock of Axiom (such shares being hereinafter referred to as the “Axiom Shares”) and to exchange any convertible securities held by PaperNuts Shareholders into the equivalent convertible securities of Axiom pursuant to the Exchange Ratio (as defined below); and (iii) Axiom believes it is in its best interest and the best interest of its stockholders to acquire the PaperNuts Shares in exchange for the Axiom Shares, all upon the terms and subject to the conditions set forth in this Agreement (the “Share Exchange”); and

WHEREAS, it is the intention of the parties that: (i) the Share Exchange shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) the Share Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement (the “Securities Act”) and applicable state securities laws and exempt from applicable prospectus and registration requirements under applicable Canadian securities laws; and

WHEREAS, it is the intention of the parties that upon the Closing (as hereinafter defined) PaperNuts shall become a wholly owned subsidiary of Axiom  or Axiom shall become a controlling shareholder of PaperNuts.

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

EXCHANGE OF PAPERNUTS SHARES FOR AXIOM SHARES

Section 1.1            Agreements to Exchange PaperNuts Shares for Axiom Shares. On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, the PaperNuts Shareholders shall assign, transfer, convey and deliver the PaperNuts Shares to Axiom and, in consideration and exchange for the PaperNuts Shares, Axiom shall issue, transfer, convey and deliver the Axiom Shares to the PaperNuts Shareholders.

Section 1.2            Closing and Actions at Closing. The closing of the Share Exchange (the “Closing”) shall take place remotely via the exchange of documents and signatures at such time and date as the parties hereto shall agree orally or in writing (the “Closing Date”).

Section 1.3            Effect of Share Exchange on Issued and Outstanding PaperNuts Common Stock.  After Closing and contingent upon the satisfaction of the terms and conditions set forth in this Agreement, each outstanding PaperNuts Share held by the respective PaperNuts Shareholder that has executed this Agreement and agreed to transfer its PaperNuts Shares to Axiom will be held by Axiom pursuant to the Share Exchange.  Further, Axiom has agreed to issue replacement warrants and options to any PaperNuts Shareholder that holds such convertible securities in PaperNuts prior to the Closing on the same terms and conditions suhcject to adjustment pursuant to the Exchange Ratio.

Section 1.4            Exchange Ratio.  It is mutually agreed by the Parties that the Exchange Ratio shall be set at 42.617187019 (the “Exchange Ratio”).

Section 1.5            Restrictions on Securities Issued Pursuant to this Agreement.

A.            The Axiom securities to be issued by Axiom pursuant to this Agreement have not been registered and are being issued pursuant to a specific exemption under the Securities Act, as well as under certain state securities laws for transactions by an issuer not involving any public offering or in reliance on limited federal preemption from such state securities registration laws, based on the suitability and investment representations made by the PaperNuts  Shareholders to Axiom.  The Axiom securities to be issued by Axiom pursuant to this Agreement must be held and may not be sold, transferred, or otherwise disposed of for value unless such securities are subsequently registered under the Securities Act or an exemption from such registration is available, and that the certificates representing the Axiom securities issued pursuant to this Agreement will bear a legend in substantially the following form so restricting the sale of such securities:

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act. The securities have been acquired for investment and may not be sold or transferred without complying with Rule 144 in the absence of an effective registration or other compliance under the Securities Act.

                B.            the PaperNuts Shares are subject to certain resale restrictions under applicable Canadian securities laws and Axiom agrees to comply with such restrictions and Axiom also acknowledges that the certificates for the PaperNuts Shares may bear a legend or legends respecting restrictions on transfers as required under applicable Canadian securities laws and that Axiom has been advised to consult its own legal advisor with respect to applicable resale restrictions and that they are solely responsible for complying with such restrictions.

Section 1.6          Exchange of Certificates and Treatment of Fractional Shares.

A.                                       Each issued and outstanding common share of PaperNuts shall be converted into the right to receive Axiom Shares pursuant to the Exchange Ratio at the Closing. Fractional shares shall be rounded up or down per the amount of the fraction. Axiom shall arrange prior to the Closing to deliver certificates representing the Axiom Shares at the Closing pursuant to the terms and conditions of this Agreement.

B.                                      Each PaperNuts Shareholder shall be entitled to receive Axiom Shares based on the Exchange Ratio upon delivery at the Closing of the certificates representing the PaperNuts Shares owned by such PaperNuts Shareholder, together with a stock power signed in blank, duly executed and completed in accordance with the instructions thereto.  If any Axiom Share certificate is to be issued in a name other than that in which the PaperNuts certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of such Axiom certificate in a name other than that of the registered holder of the PaperNuts Share certificate surrendered, or shall establish to the satisfaction of Axiom that any such taxes have been paid or are not applicable.

Section 1.7            Directors of Axiom at Closing Date. On the Closing Date, Kranti Kumar Kotni, the current sole director of Axiom, shall resign from the board of directors of Axiom (the “Axiom Board”) and the appointment of Tyler Pearson, Scott MacRae, John Lynch and Jerry Moes to the Axiom Board shall become effective.

Section 1.8            Officers of Axiom at Closing Date. On the Closing Date, Kranti Kumar Kotni shall resign from each officer position held at Axiom and immediately thereafter, the Axiom Board shall appoint Tyler Pearson to serve as the Chief Executive Officer, Scott MacRae to serve as the President, Andrew Hilton to serve as the Chief Financial Officer. The Axiom Board shall appoint a Secretary as well.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS OF AXIOM AND AXIOM CONTROLLING SHAREHOLDER

Axiom and the Axiom Controlling Shareholder represent, warrant and agree that all of the statements in the following subsections of this Article II are true and complete as of the date hereof.

Section 2.1  Corporate Organization

C.                   Axiom is a corporation duly organized, validly existing and in good standing under the laws of Colorado, and has all requisite corporate power and authority to own its properties and assets and governmental licenses, authorizations, consents and approvals to conduct its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its activities makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect on the activities, business, operations, properties, assets, condition or results of operation of Axiom. “Material Adverse Effect” means, when used with respect to Axiom, any event, occurrence, fact, condition, change or effect, which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or operating results of Axiom, or materially impair the ability of Axiom to perform its obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement; or (ii) changes in the U.S. securities markets generally.

B.            Copies of the Articles of Incorporation and Bylaws of Axiom with all amendments thereto, as of the date hereof (the “Axiom  Charter Documents”), have been furnished to PaperNuts, and such copies are accurate and complete as of the date hereof.  The minute books of Axiom are current as required by law, contain the minutes of all meetings of the Axiom Board and its stockholders from its date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the Axiom Board and its stockholders. Axiom is not in violation of any of the provisions of the Axiom Charter Documents.

Section 2.2  Capitalization of Axiom.

A.            The authorized capital stock of Axiom consists of: (i) 200,000,000 shares of common stock, par value $0.00001, of which 56,433,333 shares of common stock are issued and outstanding immediately prior to the Share Exchange; and (ii) 100,000,000 shares of preferred stock, par value $0.00001, of which there are no shares of preferred stock which are issued and outstanding immediately prior to the Share Exchange.

B.            All of the issued and outstanding shares of common stock of Axiom immediately prior to this Share Exchange are, and all shares of common stock of Axiom when issued in accordance with the terms hereof will be, duly authorized, validly issued, fully paid and non-assessable, will have been issued in compliance with all applicable U.S. federal and state securities laws and state corporate laws, and will have been issued free of preemptive rights of any security holder.  The issuance of all of the shares of Axiom described in this Section 2.2 have been, or will be, as applicable, in compliance with U.S. federal and state securities laws and state corporate laws and no stockholder of Axiom has any right to rescind or bring any other claim against Axiom for failure to comply with the Securities Act, or state securities laws.

Section 2.3            Convertible Securities. As of the date of this Agreement, there are no options, warrants, conversion privileges or other rights, shareholder rights plans, agreements, arrangements or commitments (pre-emptive, contingent or otherwise), outstanding stock appreciation rights, phantom equity or similar rights of any character whatsoever requiring or which may require the issuance, sale or transfer by Axiom of any securities of Axiom, or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of Axiom.

Section 2.4            Subsidiaries and Predecessor Corporations.  As disclosed in filings with the Securities & Exchange Commission (“SEC”),  Axiom has no predecessor corporations, and only one subsidiary, Action Holdings Limited, a Kenyan company.  At Closing, Axiom shall irrevocably assign and transfer 100% interest in such subsidiary to Kranti Kumar Kotni so that such subsidiary is no longer a subsidiary of Axiom.

Section 2.5            Authorization, Validity and Enforceability of Agreements. Axiom  and Axiom Controlling Shareholder have all corporate power and authority to execute and deliver this Agreement and all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement (collectively the “Agreements”) to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Agreements by Axiom and Axiom Controlling Shareholder and the consummation by Axiom and Axiom Controlling Shareholder of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Axiom, and no other corporate proceedings on the part of Axiom are necessary to authorize the Agreements or to consummate the transactions contemplated hereby and thereby. The Agreements constitute the valid and legally binding obligation of Axiom and Axiom Controlling Shareholder and are enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally. Axiom or Axiom Controlling Shareholder does not need to give any notice to, make any filings with, or obtain any authorization, consent or approval of any government or governmental agency or other party in order for it to consummate the transactions contemplated by any of the Agreements, resulting from the issuance of the Axiom Shares in connection with the Share Exchange and transaction contemplated herein.

Section 2.6            No Conflict or Violation. Neither the execution and delivery of the Agreements by Axiom, nor the consummation by Axiom of the transactions contemplated thereby will: (i) contravene, conflict with, or violate any provision of the Axiom Charter Documents; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court, administrative panel or other tribunal to which Axiom is subject; (iii) conflict with, result in a breach of, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Axiom is a party or by which it is bound, or to which any of its assets or properties are subject; or (iv) result in or require the creation or imposition of any encumbrance of any nature upon or with respect to any of Axiom’ assets, including without limitation, the Axiom Shares.

Section 2.7            Litigation. There is no action, suit, proceeding or investigation (“Action”) pending or, to the knowledge of Axiom and Axiom Controlling Shareholder, currently threatened against Axiom or any of its affiliates, that may affect the validity of this Agreement or the right of Axiom to enter into this Agreement or to consummate the transactions contemplated hereby or thereby. There is no Action pending or, to the knowledge of Axiom, currently threatened against Axiom or any of its affiliates, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against or relating to Axiom or any of its affiliates. Neither Axiom nor any of its affiliates is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no Action by Axiom or any of its affiliates currently pending or which Axiom or any of its affiliates intends to initiate.

Section 2.8            Compliance with Laws. Axiom has been and is in compliance with, and has not received any notice of any violation of any, applicable law, order, ordinance, regulation or rule of any kind whatsoever, including without limitation the Securities Act, the Exchange Act, the applicable rules and regulations of the SEC or the applicable securities laws and rules and regulations of any state.

Section 2.9            Financial Statements.  Axiom’ financial statements (the “Financial Statements”) have been prepared in accordance with generally accepted accounting principles applicable in the United States of America (“U.S. GAAP”) applied on a consistent basis, except that those Financial Statements that are not audited do not contain all footnotes required by U.S. GAAP. The Financial Statements fairly present the financial condition and operating results of Axiom as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Axiom has no material liabilities (contingent or otherwise). Axiom is not a guarantor or indemnitor of any indebtedness of any other person, entity or organization. Axiom maintains a standard system of accounting established and administered in accordance with U.S. GAAP.

Section 2.10         Books, Financial Records and Internal Controls. All the accounts, books, registers, ledgers, Axiom Board minutes and financial and other records of whatsoever kind of Axiom have been fully, properly and accurately kept and completed; there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and legal position of Axiom.

Axiom maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

Section 2.11         No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or anticipated by Axiom to arise, between Axiom and any accountants and/or lawyers formerly or presently engaged by Axiom. Axiom is current with respect to fees owed to its accountants and lawyers.

Section 2.12         Absence of Undisclosed Liabilities. Except as specifically disclosed herein: (A) there has been no event, occurrence or development that has resulted in or could result in a Material Adverse Effect; (B) Axiom has not incurred any liabilities, obligations, claims or losses, contingent or otherwise, including debt obligations, other than professional fees to be paid prior to Closing; (C) Axiom has not declared or made any dividend or distribution of cash or property to its shareholders, purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, or issued any equity securities other than with respect to transactions contemplated hereby; (D) Axiom has not made any loan, advance or capital contribution to or investment in any person or entity; (E) Axiom has not discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business; (F) Axiom has not suffered any losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business; and (G) except for the Share Exchange, Axiom has not entered into any transaction other than in the ordinary course of business, or entered into any other material transaction, whether or not in the ordinary course of business.

Section 2.13         No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to Axiom or its respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by Axiom but which has not been so publicly announced or disclosed. Axiom has not provided to PaperNuts, or the PaperNuts Shareholders, any material non-public information or other information which, according to applicable law, rule or regulation, was required to have been disclosed publicly by Axiom but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement and/or the Share Exchange.

Section 2.14         Disclosure. This Agreement and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of Axiom or the Axiom Controlling Shareholder in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 2.15         Taxes.    Axiom has paid all taxes of whatever nature, including all assessments, re-assessments, governmental charges, penalties, interest and fines due and payable by it, to the extent such taxes have become due or have been alleged to be due and Axiom is not aware of any tax deficiencies or interest or penalties accrued or accruing, or alleged to be accrued or accruing, thereon with respect to itself.

Section 2.16         Covenants of Axiom and Axiom Controlling Shareholder.        Axiom covenants that from the date of this Agreement until the Time of Closing:

(A)    Axiom will conduct its business, operations and affairs only in the ordinary and normal course of business in all material respects consistent with past practice, and Axiom will not, without the prior written consent of PaperNuts, enter into any transaction or refrain from doing any action that would constitute a breach of any representation, warranty, covenant or other obligation of Axiom contained herein, and provided further that Axiom will not make any material decisions or enter into any material contracts without the consent of PaperNuts, which consent will not be unreasonably withheld if the same would constitute or result in a breach of any representation or warranty contained herein;

(B)    Axiom will use reasonable commercial efforts to take all necessary corporate action, steps and proceedings to approve or authorize, validly and effectively, the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and to cause all necessary meetings of the directors and shareholders to be held for such purpose;

(C)    Axiom will make available to PaperNuts all material information, documentation, records and accounts in respect of the business and affairs of PaperNuts;

(D)    prior to the Closing Date, Axiom will not, without the prior written consent of PaperNuts:

                                 i.            issue any securities, including debt;

                               ii.            declare or pay any dividends or distribute any of its properties or assets to the shareholders of Axiom;

                             iii.            commit or expend more than $25,000 in the aggregate with respect to capital expenditures;

                             iv.            commit or expend more than $25,000 in operating expenses other than those incurred in the ordinary course of business;

                               v.            acquire by merger, amalgamation, consolidation or acquisition shares or assets, of any business operation;

                             vi.            enter into any new lending agreements or extend or otherwise modify existing lending agreements, sell, pledge, dispose of or encumber any assets, enter into contract, agreement or understanding, other than in the ordinary course of business;

                           vii.            enter into new leasing arrangements either of real estate or equipment with an annual aggregate cost exceeding $25,000;

                         viii.            alter or amend its articles or by-laws, other than as contemplated herein; and

                             ix.            engage in any business, enterprise or other activity, other than its current business and activities;

(E)    it will cooperate and provide to PaperNuts all such further documents, instruments and materials and do all such acts and things as may be reasonably required to complete the transactions contemplated by this Agreement;

(F)     it will use its reasonable commercial efforts to obtain all required third party consents, assignments or waivers and amendments or terminations to any instrument or agreement and take such other measures as may be necessary to fulfil its obligations hereunder and to carry out the transactions contemplated by this Agreement, including obtaining any shareholder approvals, consents or agreements, to be able to deliver all of the Axiom Shares on Closing;

(G)    it will comply with the terms hereof and faithfully and expeditiously seek to satisfy the conditions precedent set out in this Agreement so as to close the Share Exchange and all transactions contemplated by this Agreement by the Closing Date; and

(H)    from and including the date hereof through to and including the Closing, it will not directly or indirectly, solicit, initiate, assist, facilitate, promote or knowingly encourage the initiation of proposals or offers from, entertain or enter into negotiations with, any person (other than PaperNuts), with respect to any amalgamation, merger, consolidation, arrangement, restructuring, sale of any material assets or part thereof of Axiom.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PAPERNUTS

PaperNuts represents, warrants and agrees that all of the statements in the following subsections of this Article III, pertaining to PaperNuts, are true and complete as of the date hereof.

Section 3.1            Incorporation.  PaperNuts is a company duly incorporated, validly existing, and in good standing under the laws of the Province of Ontario, Canada and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of PaperNuts’s articles of incorporation or by-laws, or similar documents.  PaperNuts has taken all actions required by law, its articles of incorporation or by-laws, or otherwise to authorize the execution and delivery of this Agreement.  PaperNuts has full power, authority, and legal capacity and has taken all action required by law, its articles of incorporation or by-laws, and otherwise to consummate the transactions herein contemplated.

Section 3.2            Securities. The authorized capital stock of PaperNuts consists of: (i) unlimited number of common shares, of which 1,220,165 shares of common stock are issued and outstanding immediately prior to the Share Exchange; and (ii) 132,574 common share purchase warrants exercisable at prices ranging from CDN$3.00 to CDN$4.00 and expiry dates ranging from January 22, 2017 to February 28, 2017.  The issued and outstanding shares are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 3.3            Subsidiaries and Predecessor Corporations.  PaperNuts has no subsidiaries or predecessor corporations.

Section 3.4            Financial Statements and Taxes. PaperNuts has kept all books and records since inception and such financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) consistently applied throughout the periods involved. The balance sheets are true and accurate and present fairly as of their respective dates the financial condition of PaperNuts.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, including but not limited to any previous tax liability PaperNuts had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with U.S. GAAP, and all assets reflected therein are properly reported and present fairly the value of the assets of PaperNuts, in accordance with U.S. GAAP. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by U.S. GAAP.  PaperNuts has duly allowed for all taxation reasonably foreseeable and PaperNuts has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all governmental fees and taxation.  The books and records, financial and otherwise, of PaperNuts are, in all material aspects, complete and correct and have been maintained in accordance with good business and accounting practices.  All of PaperNuts’s assets are reflected on its financial statements, and PaperNuts has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise which is not reflected on its financial statements.

Section 3.5            Information. The information concerning PaperNuts set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 3.6            Absence of Certain Changes or Events. As of the date of this Agreement, (a) there has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of PaperNuts; and (b) PaperNuts has not: (i) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (ii) made any material change in its method of management, operation or accounting; (iii) entered into any other material transaction other than in the ordinary course of its business; or (iv) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees.

Section 3.7            Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of PaperNuts after reasonable investigation, threatened by or against PaperNuts or affecting PaperNuts or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  PaperNuts does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

Section 3.8            No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which PaperNuts is a party or to which any of its assets, properties or operations are subject.

Section 3.9            Compliance With Laws and Regulations. To the best of its knowledge, PaperNuts has complied with all applicable statutes and regulations, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of PaperNuts or except to the extent that noncompliance would not result in the occurrence of any material liability for PaperNuts.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 3.10         Approval of Agreement. The Board of Directors of PaperNuts has authorized the execution and delivery of this Agreement by PaperNuts and has approved this Agreement and the transactions contemplated hereby.

Section 3.11         Valid Obligation. This Agreement and all agreements and other documents executed by PaperNuts in connection herewith constitute the valid and binding obligation of PaperNuts, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 3.12         PaperNuts Shareholders Representative.        Each of the PaperNuts Shareholders who have executed this Agreement hereby irrevocably authorizes Tyler Pearson, or any other director or officer of PaperNuts, to act as such PaperNuts Shareholders representative at Closing, to receive certificates representing the Axiom Shares and Axiom replacement warrants to which such PaperNuts Shareholder is entitled under this Agreement, to execute in such PaperNuts Shareholders name and on his, her or its behalf, all closing receipts and documents (including, without limitation, the stock power transfers with respect to such PaperNuts Shareholders PaperNuts Shares being transferred to Axiom), to complete and correct any documents relating to this Agreement that have been signed by the PaperNuts Shareholder and require completion or correction; and to waive, in whole or in part, any representations, warranties, covenants or conditions for the benefit of such PaperNuts Shareholder contained in this Agreement or in any document or agreement ancillary to this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PAPERNUTS SHAREHOLDERS

Each of the PaperNuts Shareholders hereby severally and not jointly represent and warrant to Axiom:

Section 4.1            Authority. Each PaperNuts Shareholder has the right, power, authority and capacity to execute and deliver this Agreement to which such PaperNuts Shareholder is each a party, to consummate the transactions contemplated by this Agreement, and to perform such PaperNuts Shareholders’ obligations under this Agreement. This Agreement has been duly and validly authorized and approved, executed and delivered by such PaperNuts Shareholders. Assuming this Agreement has been duly and validly authorized, executed and delivered by the parties thereto other than such PaperNuts Shareholders, this Agreement is duly authorized, executed and delivered by such PaperNuts Shareholders and constitutes the legal, valid and binding obligations of such PaperNuts Shareholders, enforceable against such PaperNuts Shareholders in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

Section 4.2            No Conflict. Neither the execution or delivery by such PaperNuts Shareholders of this Agreement to which such PaperNuts Shareholders are each a party nor the consummation or performance by such PaperNuts Shareholders of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the organizational documents of such PaperNuts Shareholders (if any of such PaperNuts Shareholders is not a natural person); (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which any of such PaperNuts Shareholders is a party or by which the properties or assets of such PaperNuts Shareholders is bound; or (c) contravene, conflict with, or result in a violation of, any law or order to which any of such PaperNuts Shareholders, or any of the properties or assets of such PaperNuts Shareholders, may be subject.

Section 4.3            Litigation. There is no pending Action against such PaperNuts Shareholders that involves the PaperNuts Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or the business of PaperNuts and, to the knowledge of such PaperNuts Shareholders, no such Action has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Action.

Section 4.4            Ownership of Shares. Such PaperNuts Shareholders are both the record and beneficial owners of the PaperNuts Shares. Such PaperNuts Shareholders are not the record or beneficial owners of any other shares of PaperNuts. Such PaperNuts Shareholders have and shall transfer at the Closing, good and marketable title to the PaperNuts Shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever, excepting only restrictions on future transfers imposed by applicable law.

Section 4.5            Pre-emptive Rights.  Such PaperNuts Shareholders have no pre-emptive rights or any other rights to acquire any shares of PaperNuts that have not been waived or exercised.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF PAPERNUTS AND THE PAPERNUTS SHAREHOLDERS

The obligations of PaperNuts to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by PaperNuts or the PaperNuts Shareholders, as the case may be, in their sole discretion:

Section 5.1            Representations and Warranties of Axiom. All representations and warranties made by Axiom in this Agreement shall be true and correct in all material respects on and as of the Closing Date.

Section 5.2            Agreements and Covenants. Axiom shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Closing Date.

Section 5.3            Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 5.4            No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of Axiom shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person or entity, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 5.5            Documents. Axiom and the Axiom Controlling Shareholder must have caused the following documents to be delivered to PaperNuts:

A.            share certificates evidencing the Axiom Shares registered in the name of the PaperNuts Shareholders;

B.             this Agreement duly executed;

C.            certified copies of (i) the charter documents and by laws of Axiom, (ii) all resolutions of the shareholders and the board of directors of Axiom approving the entering into and completion of the transaction contemplated by this Agreement, and (iii) a list of the officers and directors authorized to sign agreements together with their specimen signatures; (iv) a certificate of status, compliance, good standing or like certificate with respect to Axiom issued by appropriate government officials of their respective jurisdictions of incorporation; and (v) the certificates from the sole director and officer of Axiom confirming compliance with Section 5.1 and  Section 5.6.

D.            a duly executed resignation and release effective as at the Closing Date of the sole director and officer of Axiom to the reasonable satisfaction of PaperNuts; and

E.            such other documents as PaperNuts or the PaperNuts Shareholders may reasonably request for the purpose of (i) evidencing the accuracy of any of the representations and warranties of Axiom, (ii) evidencing the performance of, or compliance by Axiom with any covenant or obligation required to be performed or complied with by Axiom, (iii) evidencing the satisfaction of any condition referred to in this Article V, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 5.6            No Material Adverse Effect.  There shall not have been any event, occurrence or development that has resulted in or could result in a Material Adverse Effect on or with respect to Axiom.

Section 5.7            Sale of Axiom Controlling Shareholder Shares.  The completion of the sale of all of the issued and outstanding Axiom Shares held by the Axiom Controlling Shareholder to Scott MacRae pursuant to a stock purchase agreement mutually agreed to by the parties.

Section 5.8            Execution by At Least 90% of the PaperNuts Shareholders.  Execution of this Agreement by PaperNuts Shareholders holding at least Ninety Percent (90%) of the PaperNuts Shares.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF AXIOM

The obligations of Axiom to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Axiom in its sole discretion:

Section 6.1            Representations and Warranties of PaperNuts and the PaperNuts Shareholders. All representations and warranties made by PaperNuts and the PaperNuts Shareholders on behalf of themselves individually in this Agreement shall be true and correct on and as of the Closing Date.

Section 6.2            Execution by Majority PaperNuts Shareholders.   The holders of at least Ninety Percent (90%) of the PaperNuts Shares must have executed this Agreement prior to the Closing Date.

Section 6.3            Agreements and Covenants. PaperNuts and the PaperNuts Shareholders shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

Section 6.4            Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 6.5            No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of PaperNuts shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person or entity, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 6.6            Documents. PaperNuts and the PaperNuts Shareholders must deliver to Axiom at the Closing:

A.            share certificates evidencing the number of PaperNuts Shares, along with executed share transfer forms transferring such PaperNuts Shares to Axiom;

B.            this Agreement to which the PaperNuts and the PaperNuts Shareholders are each a party, duly executed; and

C.            such other documents as Axiom may reasonably request for the purpose of (i) evidencing the accuracy of any of the representations and warranties of PaperNuts and the PaperNuts Shareholders, (ii) evidencing the performance of, or compliance by PaperNuts and the PaperNuts Shareholders with, any covenant or obligation required to be performed or complied with by PaperNuts and the PaperNuts Shareholders, as the case may be, (iii) evidencing the satisfaction of any condition referred to in this Article VI, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 6.7            No Claim Regarding Stock Ownership or Consideration. There must not have been made or threatened by any person, any claim asserting that such person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the PaperNuts Shares, or any other stock, voting, equity, or ownership interest in, PaperNuts, or (b) is entitled to all or any portion of the Axiom Shares.

ARTICLE VII

SURVIVAL AND INDEMNIFICATION

Section 7.1            Survival of Provisions. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall expire on the first day of the three-year anniversary of the Closing Date (the “Survival Period”). The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

Section 7.2  Indemnification.

A.                   Indemnification Obligations in favor of the  Axiom Shareholders. From and after the Closing Date until the expiration of the Survival Period, PaperNuts shall reimburse and hold harmless each of the Axiom shareholders (such person and his heirs, executors, administrators, agents, successors and assigns is referred to herein as a “Axiom Indemnified Party”) against and in respect of any and all damages, losses, settlement payments, in respect of deficiencies, liabilities, costs, expenses and claims suffered, sustained, incurred or required to be paid by such Axiom Indemnified Party, and any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other procedures or investigation against any Axiom Indemnified Party, which arises or results from a third-party claim brought against a Axiom Indemnified Party to the extent based on a breach of the representations and warranties with respect to the business, operations or assets of PaperNuts. All claims of Axiom pursuant to this Section 7.2 shall be brought by the Axiom shareholders on behalf of Axiom and those Persons who were stockholders of Axiom immediately prior to the Closing Date.  In no event shall any such indemnification payments exceed $250,000 in the aggregate from PaperNuts.   No claim for indemnification may be brought under this Section 7.2(A) unless all claims for indemnification, in the aggregate, total more than $10,000.

B.                   Indemnification Obligations in favor of PaperNuts and the PaperNuts Shareholders. From and after the Closing Date until the expiration of the Survival Period, Axiom and the Axiom shareholders shall indemnify and hold harmless PaperNuts, the PaperNuts Shareholders, and their respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may “control” (within the meaning of the Securities Act) any of the forgoing persons or entities (each a “PaperNuts Indemnified Person”) from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees (collectively, “Damages”) arising out of: (i) any breach of representation or warranty made by Axiom or the Axiom Controlling Shareholder in this Agreement, and in any certificate delivered by Axiom or the Axiom Controlling Shareholder pursuant to this Agreement; (ii) any breach by Axiom or the Axiom Controlling Shareholder of any covenant, obligation or other agreement made by Axiom or the Axiom Controlling Shareholder in this Agreement; and (iii) a third-party claim based on any acts or omissions by Axiom or the Axiom Controlling Shareholder. In no event shall any such indemnification payments exceed $250,000 in the aggregate from the Axiom Controlling Shareholder.  No claim for indemnification may be brought under this Section 7.2(B) unless all claims for indemnification, in the aggregate, total more than $10,000.

ARTICLE VIII

TERMINATION PROVISIONS

Section 8.1            Rights of Termination.    This Agreement may be terminated by notice in writing by mutual consent. In addition, if any of the closing conditions contained in Articles V or VI hereof shall not be fulfilled or performed by the Closing Date, or such other date as the Parties may agree upon in writing, and such condition is contained in Article V, PaperNuts may terminate this Agreement by notice in writing to Axiom; or such condition is contained in Article VI, Axiom may terminate this Agreement by notice to the PaperNuts.

Further this Agreement may be terminated:

A.      by PaperNuts if it is not in material breach of its obligations under this Agreement, and if there has been a breach by Axiom or Axiom Controlling Shareholder of any of its representations and warranties hereunder; or there has been a breach on the part of Axiom or Axiom Controlling Shareholder of any of its covenants or agreements contained in this Agreement, and in either case such breach has not been cured within ten (10) days after written notice, specifying such breach, to Axiom;

B.      by Axiom if it is not in material breach of its obligations under this Agreement, and if there has been a breach by PaperNuts of any of its representations and warranties hereunder; or there has been a breach on the part of PaperNuts of any of its covenants or agreements contained in this Agreement; and, in either case such breach has not been cured within ten (10) days after written notice, specifying such breach, to PaperNuts.

ARTICLE IV

MISCELLANEOUS PROVISIONS

Section 9.1            Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 9.2            Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by each Party, as incurred respectively.

Section 9.3            Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or 7 days after being sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

If to PaperNuts or the PaperNuts Shareholders, to:

PaperNuts Corp.

380 Vansickle Rd. Unit 600

St. Catherines, ON

Canada L2S 0B5

If to Axiom or the Axiom Controlling Shareholder, to:

                Axiom Corp.

Enterprise Road, Industrial Area

PO Box 49000-00100, Nairobi, Kenya

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 8.3 are concerned unless notice of such change shall have been given to such other party hereto as provided in this Section 8.3.

Section 9.4            Entire Agreement. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 9.5            Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 9.6            Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 9.7            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Fax and PDF copies shall be considered originals for all purposes.

Section 9.8            Convenience of Forum; Consent to Jurisdiction. The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of Colorado, and/or the U.S. District Court for Colorado, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 8.3.

Section 9.9            Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.10         Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Colorado without giving effect to the choice of law provisions thereof.

Section 9.11         Amendments and Waivers. Except as otherwise provided herein, no amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

Section 9.12         Independent Legal Advice.  Each of the PaperNuts Shareholders agree that they had the opportunity to obtain, or did obtain, independent legal and tax advice with respect to this Agreement and the transaction contemplated herein prior to executing this Agreement.  All parties acknowledge and agree that the terms of this Agreement are fair and reasonable.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AXIOM CORP.

__________________________________________

Name: Kranti Kumar Kotni

Title:  Chief Executive Officer

SIGNED, SEALED AND DELIVERED	)
in the presence of:	)
)
)
Witness Signature	)	Name: Kranti Kumar Kotni
	)	Shares Owned: 30,000,000 Percent of Class: 53.16%
)
Name (Please print))

PAPERNUTS CORP.

___________________________________________

Name: Tyler Pearson

Title: Chief Executive Officer

PAPERNUTS SHAREHOLDERS SIGNATURES

Each of the PaperNuts Shareholders, who have executed this Agreement below, hereby irrevocably authorize Tyler Pearson, or any other director or officer of PaperNuts, to act as such PaperNuts Shareholders representative at Closing, in accordance with Section 3.12 of this Agreement as stated above.

NAME AND ADDRESS	SIGNATURE	PERCENT OF OWNERSHIP
		Shares	Percent
Scott MacRae 1089 Quaker Road Fonthill, ON L0S 1E4		397,750	32.60%
Joanne Secord 497 Carlton Street St. Catharines, ON L2M 4X4		50,000	4.10%
Don Girotti 2 Lantana Circle St. Catharines, ON L2M 7M5		52,250	4.28%
Shirley Young 141 Whites Road Brighton, ON K0K 1Ho		50,000	4.10%
Jerry Ryan Moes 6 Damude Drive P.O. Box 885 Fonthill, ON L0S 1EO		14,250	1.17%
Timothy Richard Moes 62 Wakelin Terrace St. Catharines, ON L2M4K9		14,250	1.17%
Steven Allen Moes 2 Burton Avenue Fonthill, ON L0S1E3		14,250	1.17%
Steven Leonard Droppert 4 Stepney Street St. Catharines, ON L2M 1P8		3,625	0.30%
James Peter Secord 497 Carlton Street St. Catharines, ON L2M 4X4		3,625	0.30%
Steven Vanderzalm 60 Broadway Avenue St. Catharines, ON L2M 1M4		56,250	4.61%
Jim Vanderzalm 60 Broadway Avenue St. Catharines, ON L2M 1M4		56,250	4.61%
Ben Vanderzalm 418 Lakeshore Road Niagara on the Lake, ON L0S 1J0		56,250	4.61%
Ron Vanderzalm 418 Lakeshore Road Niagara on the Lake, ON L0S 1J0		56,250	4.61%

NAME AND ADDRESS	SIGNATURE	PERCENT OF OWNERSHIP
		Shares	Percent
Michael R. Moes 64 Broadway Avenue St. Catharines, ON L2M 1M4		28,125	2.31%
Marley Droppert 4 Stepney Street St. Catharines, ON L2M 1P8		28,125	2.31%
Jerry Moes 64 Broadway Avenue St. Catharines, ON L2M 1M4		56,250	4.61%
Steven Moes 2 Burton Avenue Fonthill, ON L0S1E3		18,750	1.54%
Joshua Moes 1363 Rice Road Welland, ON L3B 5N5		18,750	1.54%
Matthew Moes 74 Broadway Avenue St. Catharines, ON L2M 1M4		18,750	1.54%
Rob Moes 74 Broadway Avenue St. Catharines, ON L2M 1M4		56,250	4.61%
Gary William Allen 23 Emmett Road St. Catharines, ON L2R 7K6		50,000	4.10%
Stephen D. Martin 84 Gardiner Street Darien, CT 06820		33,333	2.73%
Seas The Day, LLC 177 Highland Avenue Norwalk, CT 06853		41,666	3.41%
Adam B. Cohen 226 Buck Road Stone Ridge, NY 12484		41,666	3.41%
Sandra Sabo 1 Oarsman Crescent St. Catharines, ON L2N 7S7		3,500	0.29%
		1,220,165	100.00%

SCHEDULE I

AXIOM CONTROLLING SHAREHOLDER

Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership (#)	Percent of Class (%)
Kranti Kumar Kotni – Current Chief Executive Officer	Common	30,000,000	53.16%
Total	Common	30,000,000	53.16%

SCHEDULE II

PAPERNUTS SHAREHOLDERS

NAME AND ADDRESS	SECURITIES		AXIOM SHARES TO BE ISSUED FOLLOWING SHARE EXCHANGE		AXIOM WARRANTS TO BE ISSUED FOLLOWING SHARE EXCHANGE
	NUMBER	CLASS	NUMBER	PERCENT	NUMBER	PERCENT
Scott MacRae 1089 Quaker Road Fonthill, ON L0S 1E4	397,750	Common	16,950,987	15.63%	--	--
	8,212	$4.00 Common Share Purchase Warrants	--	--	350,000	6.19%
Joanne Secord 497 Carlton Street St. Catharines, ON L2M 4X4	50,000	Common	2,130,859	1.97%	--	--
Don Girotti 2 Lantana Circle St. Catharines, ON L2M 7M5	52,250	Common	2,226,748	2.05%	--	--
Shirley Young 141 Whites Road Brighton, ON K0K 1Ho	50,000	Common	2,130,859	1.97%	--	--
Jerry Ryan Moes 6 Damude Drive P.O. Box 885 Fonthill, ON L0S 1EO	14,250	Common	607,295	0.56%	--	--

NAME AND ADDRESS	SECURITIES		AXIOM SHARES TO BE ISSUED FOLLOWING SHARE EXCHANGE		AXIOM WARRANTS TO BE ISSUED FOLLOWING SHARE EXCHANGE
	NUMBER	CLASS	NUMBER	PERCENT	NUMBER	PERCENT
Timothy Richard Moes 62 Wakelin Terrace St. Catharines, ON L2M4K9	14,250	Common	607,295	0.56%	--	--
Steven Allen Moes 2 Burton Avenue Fonthill, ON L0S1E3	14,250	Common	607,295	0.56%	--	--
Steven Leonard Droppert 4 Stepney Street St. Catharines, ON L2M 1P8	3,625	Common	154,487	0.14%	--	--
James Peter Secord 497 Carlton Street St. Catharines, ON L2M 4X4	3,625	Common	154,487	0.14%	--	--
Steven Vanderzalm 60 Broadway Avenue St. Catharines, ON L2M 1M4	56,250	Common	2,397,217	2.21%	--	--
Jim Vanderzalm 60 Broadway Avenue St. Catharines, ON L2M 1M4	56,250	Common	2,397,217	2.21%	--	--
	3,519	$4.00 Common Share Purchase Warrants	--	--	150,000	2.65%
	1,173	$3.00 Common share Purchase Warrants	--	--	50,000	0.88%
Ben Vanderzalm 418 Lakeshore Road Niagara on the Lake, ON L0S 1J0	56,250	Common	2,397,217	2.21%	--	--
Ron Vanderzalm 418 Lakeshore Road Niagara on the Lake, ON L0S 1J0	56,250	Common	2,397,217	2.21%	--	--
	3,519	$4.00 Common Share Purchase Warrants	--	--	150,000	2.65%
	1,173	$3.00 Common share Purchase Warrants	--	--	50,000	0.88%
Michael R. Moes 64 Broadway Avenue St. Catharines, ON L2M 1M4	28,125	Common	1,198,608	1.11%	--	--
Marley Droppert 4 Stepney Street St. Catharines, ON L2M 1P8	28,125	Common	1,198,608	1.11%	--	--

NAME AND ADDRESS	SECURITIES		AXIOM SHARES TO BE ISSUED FOLLOWING SHARE EXCHANGE		AXIOM WARRANTS TO BE ISSUED FOLLOWING SHARE EXCHANGE
	NUMBER	CLASS	NUMBER	PERCENT	NUMBER	PERCENT
Jerry Moes 64 Broadway Avenue St. Catharines, ON L2M 1M4	56,250	Common	2,397,217	2.21%	--	--
	8,212	$4.00 Common Share Purchase Warrants	--	--	350,000	6.19%
	1,173	$3.00 Common share Purchase Warrants	--	--	50,000	0.88%
Steven Moes 2 Burton Avenue Fonthill, ON L0S1E3	18,750	Common	799,072	0.74%	--	--
Joshua Moes 1363 Rice Road Welland, ON L3B 5N5	18,750	Common	799,072	0.74%	--	--
Matthew Moes 74 Broadway Avenue St. Catharines, ON L2M 1M4	18,750	Common	799,072	0.74%	--	--
Rob Moes 74 Broadway Avenue St. Catharines, ON L2M 1M4	56,250	Common	2,397,217	2.21%	--	--
	8,212	$4.00 Common Share Purchase Warrants	--	--	350,000	6.19%
	1,173	$3.00 Common share Purchase Warrants	--	--	50,000	0.88%
Gary William Allen 23 Emmett Road St. Catharines, ON L2R 7K6	50,000	Common	2,130,859	1.97%	--	--
	8,212	$4.00 Common Share Purchase Warrants	--	--	350,000	6.19%
Stephen D. Martin 84 Gardiner Street Darien, CT 06820	33,333	Common	1,420,559	1.31%	--	--
	8,212	$4.00 Common Share Purchase Warrants	--	--	350,000	6.19%
Seas The Day, LLC 177 Highland Avenue Norwalk, CT 06853	41,666	Common	1,775,688	1.64%	--	--
Adam B. Cohen 226 Buck Road Stone Ridge, NY 12484	41,666	Common	1,775,688	1.64%	--	--
Sandra Sabo 1 Oarsman Crescent St. Catharines, ON L2N 7S7	3,500	Common	149,160	0.14%	--	--

NAME AND ADDRESS	SECURITIES		AXIOM SHARES TO BE ISSUED FOLLOWING SHARE EXCHANGE		AXIOM WARRANTS TO BE ISSUED FOLLOWING SHARE EXCHANGE
	NUMBER	CLASS	NUMBER	PERCENT	NUMBER	PERCENT
Tyler Pearson 50 Lynn Williams Street, Suite 2104 Toronto, Ontario M6K 3R9	29,330	$4.00 Common Share Purchase Warrants	--	--	1,250,000	22.12%
John Lynch 2067 Lakeshore Blvd. West, Suite 1002 Toronto, Ontario M6K 3R9	17,598	$4.00 Common Share Purchase Warrants	--	--	750,000	13.27%
James Hannah [address]	11,732	$4.00 Common Share Purchase Warrants	--	--	500,000	8.85%
Tom Griffis [address]	11,732	$4.00 Common Share Purchase Warrants	--	--	500,000	8.85%
Mike Howe [address]	2,346	$4.00 Common Share Purchase Warrants	--	--	100,000	1.77%
Laura Young [address]	2,346	$4.00 Common Share Purchase Warrants	--	--	100,000	1.77%
Chris Irwin 365 Bay Street, Suite 400 Toronto, Ontario M5H 2V1	2,346	$4.00 Common Share Purchase Warrants	--	--	100,000	1.77%
Andrew Hilton [address]	2,346	$4.00 Common Share Purchase Warrants	--	--	100,000	1.77%
TOTAL PAPERNUTS SHARES	1,220,165	--	52,000,000	47.96%	--	--
TOTAL PAPERNUTS WARRANTS	132,574	--	--	--	5,650,000	100%